Exhibit 99.1

Investor Contact:	Media Contact:
Robert LaFleur	Erin Pagán
407-613-3327	407-613-3771
Robert.Lafleur@hgv.com	Erin.Pagan@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations Reports Fourth-Quarter and Full-Year 2017 Results

ORLANDO, Fla. (Feb. 28, 2018) – Hilton Grand Vacations Inc. (NYSE:HGV) (“HGV” or the “Company”) today reported its fourth-quarter and full-year 2017 results. Highlights include:

•	Diluted EPS was $1.83 for the fourth quarter and $3.28 for the full year.
•	Net income was $183 million for the fourth quarter and $327 million for the full year.
•	Adjusted EBITDA was $101 million for the fourth quarter and $395 million for the full year.
•	Contract sales increased 8.3 percent for the fourth quarter and 8.8 percent for the full year.
•	Net Owner Growth (NOG) for the full year was 7.2 percent.
•	During the fourth quarter, the Company announced its first dedicated timeshare resort in Japan, a new 132-unit purpose-built development on Sesokojima Island, Okinawa.

Overview

For the three months ended Dec. 31, 2017, diluted EPS was $1.83 compared to $0.38 for the three months ended Dec. 31, 2016. Net income was $183 million for the three months ended Dec. 31, 2017, compared to $38 million for the three months ended Dec. 31, 2016, and adjusted EBITDA was $101 million for the three months ended Dec. 31, 2017, and $98 million for the three months ended Dec. 31, 2016.

For the 12 months ended Dec. 31, 2017, diluted EPS was $3.28 compared to $1.70 for the 12 months ended Dec. 31, 2016. Net income was $327 million for the 12 months ended Dec. 31, 2017, compared to $168 million for the 12 months ended Dec. 31, 2016, and adjusted EBITDA was $395 million for the 12 months ended Dec. 31, 2017, compared to $390 million for the 12 months ended Dec. 31, 2016.

Net income and EPS results for the three and 12 months ended Dec. 31, 2017 include a deferred tax benefit of approximately $132 million, which is mostly attributable to a re-measurement of net deferred taxes related to installment sales using the new 21 percent federal tax rate provided by the recently enacted Tax Cuts and Jobs Act of 2017.

“2017 was a milestone year for Hilton Grand Vacations,” says Mark Wang, president and CEO of Hilton Grand Vacations. “We celebrated our 25th anniversary, our first year as an independent company and our 25th consecutive year of Net Owner Growth. We drove strong sales and announced our first resort in Japan. In 2018, we will build on this strong foundation and continue to execute our strategic priorities.”

Segment Highlights – Fourth Quarter

Real Estate Sales and Financing

Real estate sales and financing segment revenue was $323 million in the fourth quarter of 2017, an increase of 7.7 percent compared to the same period in 2016. Real estate sales and financing segment adjusted EBITDA was $96 million in the fourth quarter of 2017, compared to $86 million in the same period in 2016. Real estate sales and financing segment adjusted EBITDA margin as a percentage of real estate sales and financing segment revenues was 29.7 percent in the fourth quarter of 2017, compared to 28.7 percent for the same period in 2016.

Contract sales were $339 million in the fourth quarter of 2017, an increase of 8.3 percent compared to the same period in 2016. Fee-for-service contract sales represented 54.9 percent of total contract sales in the fourth quarter of 2017, compared to 46.3 percent in the same period in 2016. Tours increased 10.7 percent to 83,910 in the fourth quarter of 2017, compared to the same period in 2016. VPG for the fourth quarter of 2017 was $3,854, a decrease of 0.5 percent compared to the same period in 2016.

Financing revenues were $38 million in the fourth quarter of 2017, an increase of 11.8 percent compared to the same period in 2016.

Resort Operations and Club Management

Resort operations and club management segment revenue was $97 million in the fourth quarter of 2017, an increase of 10.2 percent compared to the same period in 2016. Resort operations and club management segment adjusted EBITDA was $51 million in the fourth quarter of 2017, compared to $50 million in the same period in 2016. Resort operations and club management segment adjusted EBITDA margin as a percentage of resort operations and club management segment revenues was 52.6 percent in the fourth quarter of 2017, compared to 56.8 percent for the same period in 2016.

Segment Highlights – Full Year

Real Estate Sales and Financing

Real estate sales and financing segment revenue was $1.24 billion for the 12 months ending Dec. 31, 2017, an increase of  8.4 percent compared to the same period in 2016. Real estate sales and financing segment adjusted EBITDA was $359 million for the 12 months ending Dec. 31, 2017, compared to $336 million in the same period in 2016. Real estate sales and financing segment adjusted EBITDA margin as a percentage of real estate sales and financing segment revenues was 29.0 percent for the 12 months ending Dec. 31, 2017, compared to 29.4 percent for the same period in 2016.

Contract sales were $1.28 billion for the 12 months ending Dec. 31, 2017, an increase of 8.8 percent compared to the same period in 2016. Fee-for-service contract sales represented 54.4 percent of total contract sales for the 12 months ending Dec. 31, 2017, compared to 56.1 percent in the same period in 2016. Tours increased 8.0 percent to 330,775 for the 12 months ending Dec. 31, 2017, compared to the same period in 2016. VPG for the 12 months ending Dec. 31, 2017, was $3,657, an increase of 1.7 percent compared to the same period in 2016.

Financing revenues were $147 million for the 12 months ending Dec. 31, 2017, an increase of 9.7 percent compared to the same period in 2016.

The weighted average FICO score of new loans made to U.S. and Canadian borrowers at the time of origination was 743 for the 12 months ended Dec. 31, 2017, compared to 741 for the 12 months ended Dec. 31, 2016. For the 12 months ended Dec. 31, 2017, 65.4 percent of HGV’s sales were to customers who financed part of their purchase.

As of Dec. 31, 2017, gross timeshare financing receivables were $1.2 billion with a weighted average interest rate of 12.2 percent and a weighted average remaining term of 7.7 years. As of Dec. 31, 2017, 2.1 percent of HGV’s financing receivables were more than 30 days past due and not in default.

Resort Operations and Club Management

Resort operations and club management segment revenue was $367 million for the 12 months ended Dec. 31, 2017, an increase of 8.3 percent compared to the same period in 2016. Resort operations and club management segment adjusted EBITDA was $204 million for the 12 months ended Dec. 31, 2016, compared to $189 million in the same period in 2016. Resort operations and club management segment adjusted EBITDA margin as a percentage of resort operations and club management segment revenues was 55.6 percent for the 12 months ended Dec. 31, 2016, compared to 55.8 percent for the same period in 2016.

Club membership was 288,391 as of Dec. 31, 2017, a net increase of 19,272 members, representing NOG of 7.2 percent compared to Dec. 31, 2016.

Inventory

As of Dec. 31, 2017, the estimated contract sales value of HGV’s pipeline of available inventory was approximately $6.2 billion at current pricing or approximately 4.7 years of sales at the current trailing 12-month sales pace. As of Dec. 31, 2017, the estimated contract sales value of HGV’s pipeline of available owned inventory was approximately $3.5 billion or approximately 2.7 years of sales. As of Dec. 31, 2017, the estimated contract sales value of HGV’s pipeline of available fee-for-service inventory was approximately $2.7 billion or approximately 2.0 years of sales.

Of the current pipeline of available inventory, 45 percent is considered just-in-time and 44 percent is considered fee-for-service. As such, the Company considers 89 percent of the pipeline of available inventory as of Dec. 31, 2017, to be from capital-efficient sources.

Balance Sheet and Liquidity

As of Dec. 31, 2017, HGV had $482 million of corporate debt outstanding with a weighted average interest rate of 5.2 percent and $583 million of non-recourse debt outstanding with a weighted average interest rate of 2.5 percent.

Total cash was $297 million as of Dec. 31, 2017, including $51 million of restricted cash.

Free cash flow, which the Company defines as cash from operating activities, less non-inventory capital spending, was $309 million for the 12 months ending Dec. 31, 2017, compared to $156 million for the 12 months ending Dec. 31, 2016.

New Accounting Standards and Adjusted Results

HGV adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers (“ASC 606”) on Jan. 1, 2018, under the modified retrospective method of adoption.  While HGV is finalizing our evaluation of the impacts of the standard, we do not anticipate significant changes to our consolidated financial statements aside from the following:

•	Revenue and expense related to sales of VOIs under construction will be recognized when construction is completed, as opposed to recognizing revenue under a percentage of completion method;
•	Revenue on prepaid discounted vacation packages will be recognized proportionately as packages are redeemed, as opposed to when the likelihood of redemption is considered remote;
•

Revenue and expense related to certain sales incentives where we are acting as the agent (e.g., delivery of Hilton Honors points) will be recognized on a net basis, as opposed to recognized on a gross basis.

The following tables show the estimated impact of the above ASC 606 adjustments would have had to HGV’s quarterly and annual 2017 operating results, EBITDA and adjusted EBITDA if HGV had adopted ASC 606 utilizing the full retrospective method of adoption.

	2017 Results Prior to ASC 606
(in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total revenues	$399	$439	$426	$447	$1,711
Total operating expenses	316	348	350	360	1,374
Net income	50	51	43	183	327
Earnings per share:
Basic	$0.51	$0.51	$0.43	$1.85	$3.30
Diluted	$0.51	$0.51	$0.43	$1.83	$3.28

Net income	$50	$51	$43	$183	$327
Interest expense	7	7	7	6	27
Income tax expense (benefit)	26	33	28	(103)	(16)
Depreciation and amortization	7	7	7	8	29
Interest expense, depreciation and amortization included in equity in earnings from unconsolidated entities	—	—	2	1	3
EBITDA	90	98	87	95	370
Other (gain) loss, net	—	—	(1)	1	—
Share-based compensation expense	3	5	5	2	15
Other adjustment items (1)	1	3	3	3	10
Adjusted EBITDA	$94	$106	$94	$101	$395

(1)	For the year ended December 31, 2017, amount includes $8 million of costs associated with the spin-off transaction.

	2017 Results Adjusted for ASC 606 Adoption
(in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total revenues	$388	$416	$413	$427	$1,644
Total operating expenses	307	340	342	345	1,334
Net income	48	42	40	169	299
Earnings per share:
Basic	$0.49	$0.42	$0.40	$1.70	$3.01
Diluted	$0.49	$0.42	$0.40	$1.68	$3.00

Net income	$48	$42	$40	$169	$299
Interest expense	7	7	7	6	27
Income tax expense (benefit)	26	27	26	(94)	(15)
Depreciation and amortization	7	7	7	6	27
Interest expense, depreciation and amortization included in equity in earnings from unconsolidated entities	—	—	2	1	3
EBITDA	88	83	82	88	341
Other (gain) loss, net	—	—	(1)	1	—
Share-based compensation expense	3	5	5	2	15
Other adjustment items (1)	1	3	3	5	12
Adjusted EBITDA	$92	$91	$89	$96	$368

(1)	For the year ended December 31, 2017, amount includes $8 million of costs associated with the spin-off transaction.

The following table provides supplemental information of Sales of VOIs for project(s) under construction for the year ended December 31, 2017, but will be deferred until construction is complete.

	2017
(in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Sales of VOI	$9	$13	$11	$17	$50
Cost of VOI sales	(5)	(3)	(3)	(5)	(16)
Sales, marketing, general and administrative expense	(1)	(2)	(2)	(2)	(7)

Outlook

Full-Year 2018

•	2018 guidance reflects the modified retrospective adoption of ASC 606 and may not be comparable to prior year presentations.
•	Net income is projected to be between $290 million and $306 million.
•	EPS is projected to be between $2.90 and $3.06.
•

Adjusted EBITDA is projected to be between $480 million and $500 million which includes $68 million of deferred revenues to be recognized in 2018 related to a project under construction in 2017 due to the adoption of ASC 606.

•	Full-year contract sales are expected to increase between 6 percent and 8 percent.
•	Fee-for-service contract sales are expected to be between 50 percent and 55 percent of full-year contract sales.
•	Free cash flow is projected to be between ($235) million and ($275) million.
•	Adjusted free cash flow is projected to be between ($75) million and ($125) million.(1)
•

Inventory spending, which is included in cash flow from operating activities, is projected to be between $510 million and $530 million.  In addition to ongoing and previously announced projects and initiatives, this amount includes approximately $390 million of anticipated spending on new projects during 2018 that have not yet been announced.

(1)Adjusted free cash flow represents free cash flow less net proceeds from securitization activities

Transactions and Other Events

On Oct. 13, 2017, HGV acquired Sunrise Lodge, a Hilton Grand Vacations Club. Since 2012, the 83-unit, ski-in mountain lodge in Park City, Utah, had been operating under a fee-for-service agreement through which HGV provided marketing, sales and resort management services to the seller, Sunrise Park City, LLC. The transaction was funded by existing cash on HGV’s balance sheet and is expected to be accretive to HGV’s total adjusted EBITDA and EPS. Sunrise Lodge is located at the base of the Sunrise lift in the Canyons area of Park City Mountain Resort. The property, which is comprised of one-, two-, three- and four-bedroom suites, is situated minutes from restaurants, shopping, historic Main Street and Utah Olympic Park.

On Nov. 13, 2017, HGV announced that it had entered into an agreement with Mori Trust to construct a new mixed-used development on Sesokojima Island, Okinawa in Japan. This marks the Company’s first announced timeshare project in Japan. The new-build development, to be constructed by Mori Trust, will comprise a 132-unit timeshare resort that will be owned and managed by HGV, as well as a 300-room hotel that will be owned by Mori Trust and managed by Hilton (NYSE: HLT). The hotel component is set to open in 2020, while HGV’s timeshare resort is expected to open in 2021. HGV expects to make an aggregate investment of approximately $187 million in phases over four years commencing in 2021 in connection with this project.

On Jan. 29, 2018, HGV announced that it had acquired land and existing buildings within the Hilton Odawara Resort & Spa in Japan.  This is HGV’s second announced project in Japan, which will be the first to open in the country. The Hilton Odawara Resort & Spa is located 30 minutes by bullet train from Tokyo. Ten existing cottages will be renovated for timeshare use, and HGV has the option to develop an additional 100 cottages on the property over time. Sales are expected to commence in the second quarter of 2018.

Conference Call

Hilton Grand Vacations will host a conference call on March 1, 2018, at 11 a.m. (EST) to discuss fourth-quarter and full-year 2017 results. Participants may listen to the live webcast by logging onto the Hilton Grand Vacations’ Investor Relations website at http://investors.hgv.com/events-and-presentations. A replay and transcript of the webcast will be available on HGV’s Investor Relations website within 24 hours after the live event.

Alternatively, participants may listen to the live call by dialing 1-888-312-3049 in the U.S. or 1-323-794-2112 internationally. Please use conference ID# 5199320. Participants are encouraged to dial into the call or link to the webcast at least 20 minutes prior to the scheduled start time. A telephone replay will be available for seven days following the call. To access the telephone replay, dial 1-888-203-1112 or 1-719-457-0820 and use conference ID# 5199320.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, expectations and assumptions and information currently available to management, and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: inherent business, financial and operating risks of the timeshare industry; adverse economic or market conditions that may affect the purchasing and vacationing decisions of consumers or otherwise harm our business; intense competition in the timeshare industry, which could lead to lower revenue or operating margins; the termination of material fee-for-service agreements with third parties; the ability of the Company to manage risks associated with our international activities, including complying with laws and regulations affecting our international operations; exposure to increased economic and operational uncertainties from expanding global operations, including the effects of foreign currency exchange; potential liability under anti-corruption and other laws resulting from our global operations; changes in tax rates and exposure to additional tax liabilities; the impact of future changes in legislation, regulations or accounting pronouncements; acquisitions, joint ventures, and strategic alliances that may not result in expected benefits and that may have an adverse effect on our business; our dependence on development activities to secure inventory; cyber-attacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to our reputation or competitive position; disclosure of personal data that could cause liability and harm to our reputation; abuse of our advertising or social platforms that may harm our reputation or user engagement; outages, data losses, and disruptions of our online services; claims against us that may result in adverse outcomes in legal disputes; risks associated with our debt agreements and instruments, including variable interest rates, operating and financial restrictions, and our ability to service our indebtedness; the continued service and availability of key executives and employees; and catastrophic events or geo-political conditions that may disrupt our business.

For more information about these risks and uncertainties as well as other potential factors that could affect our financial results, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our SEC filings, including, but not limited to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. All information in this release is as of Feb. 28, 2018. We assume no obligation to update any forward-looking statements or information to conform to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, adjusted EBITDA, adjusted EBITDA margins, Free Cash Flow and Adjusted Free Cash Flow. Please see the schedules in this press release and “Definitions” for additional information and reconciliations of such non-GAAP financial measures.

About Hilton Grand Vacations Inc.

Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Fla., Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. The Company also manages and operates two innovative club membership programs: Hilton Grand Vacations Club® and The Hilton Club®, providing exclusive exchange, leisure travel and reservation services for more than 285,000 Club Members. For more information, visit www.hgv.com and www.hiltongrandvacations.com.

HILTON GRAND VACATIONS INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$246	$48
Restricted cash	51	103
Accounts receivable, net	112	123
Timeshare financing receivables, net	1,071	1,025
Inventory	509	513
Property and equipment, net	238	256
Investment in unconsolidated affiliate	41	—
Intangible assets, net	72	70
Other assets	44	42
TOTAL ASSETS	$2,384	$2,180
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other	$339	$231
Advanced deposits	104	103
Debt, net	482	490
Non-recourse debt, net	583	694
Deferred revenues	109	106
Deferred income tax liabilities	249	389
Total liabilities	1,866	2,013
Equity:
Preferred stock, $0.01 par value; 300,000,000 authorized shares, none issued or outstanding as of December 31, 2017 and 2016	—	—
Common stock, $0.01 par value; 3,000,000,000 authorized shares, 99,136,304 and 98,802,597 issued and outstanding as of December 31, 2017 and 2016, respectively	1	1
Additional paid-in capital	162	138
Accumulated retained earnings	355	28
Total equity	518	167
TOTAL LIABILITIES AND EQUITY	$2,384	$2,180

HILTON GRAND VACATIONS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended
	December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues
Sales of VOIs, net	$142	$149	$548	$508
Sales, marketing, brand and other fees	143	117	544	499
Financing	38	34	147	134
Resort and club management	50	45	158	143
Rental and ancillary services	41	38	179	173
Cost reimbursements	33	32	135	126
Total revenues	447	415	1,711	1,583
Expenses
Cost of VOI sales	41	42	148	152
Sales and marketing	171	162	663	605
Financing	11	8	43	32
Resort and club management	11	11	43	36
Rental and ancillary services	34	27	122	113
General and administrative	29	31	104	92
Depreciation and amortization	8	7	29	24
License fee expense	22	19	87	80
Cost reimbursements	33	32	135	126
Total operating expenses	360	339	1,374	1,260
Interest expense	(6)	(3)	(27)	(3)
Allocated Parent interest expense	—	(6)	—	(26)
Equity in earnings from unconsolidated affiliate	—	—	1	—
Other loss, net	(1)	(2)	—	(1)
Income before income taxes	80	65	311	293
Income tax benefit (expense)	103	(27)	16	(125)
Net income	$183	$38	$327	$168
Earnings per share:(1)
Basic	$1.85	$0.38	$3.30	$1.70
Diluted	$1.83	$0.38	$3.28	$1.70

(1)	For the three and twelve months ended December 31, 2016, basic and diluted earnings per share was calculated based on shares distributed to Hilton Grand Vacations’ stockholders on January 3, 2017.

HILTON GRAND VACATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Three Months Ended
	December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating Activities
Net income	$183	$38	$327	$168
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8	7	29	24
Amortization of deferred financing costs and other	1	2	5	5
Provision for loan losses	13	12	58	49
Other loss, net	1	2	—	1
Share-based compensation	2	—	15	—
Deferred income taxes	(124)	11	(129)	23
Equity in earnings from unconsolidated affiliate	—	—	(1)	—
Net changes in assets and liabilities:
Accounts receivables, net	(7)	(2)	12	(30)
Timeshare financing receivables, net	(28)	(46)	(103)	(98)
Inventory	9	17	47	7
Other assets	7	3	(4)	(4)
Accounts payable, accrued expenses and other	(1)	11	95	28
Advanced deposits	2	1	1	7
Deferred revenues	(10)	(7)	3	3
Other	1	—	1	(1)
Net cash provided by operating activities	57	49	356	182
Investing Activities
Capital expenditures for property and equipment	(10)	(10)	(35)	(26)
Software capitalization costs	—	(3)	(12)	(8)
Investment in unconsolidated affiliate	—	—	(40)	—
Net cash used in investing activities	(10)	(13)	(87)	(34)
Financing Activities
Issuance of non-recourse debt	—	300	350	300
Repayment of non-recourse debt	(31)	(25)	(459)	(110)
Issuance of debt	—	200	—	200
Repayment of debt	(3)	—	(10)	—
Debt issuance costs	—	(4)	(5)	(10)
Allocated Parent debt activity	—	—	—	111
Net transfers to Parent	—	(453)	—	(567)
Proceeds from stock option exercises	—	—	1	—
Net cash used in financing activities	(34)	18	(123)	(76)
Net increase in cash, cash equivalents and restricted cash	13	54	146	72
Cash, cash equivalents and restricted cash, beginning of period	284	97	151	79
Cash, cash equivalents and restricted cash, end of period	$297	$151	$297	$151

HILTON GRAND VACATIONS INC.

FREE CASH FLOWS RECONCILIATION

(in millions)

	Three Months Ended
	December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash Flow from operations (1)	$57	$50	$356	$190
Capital expenditures for property and equipment	(10)	(10)	(35)	(26)
Software capitalization costs	—	(3)	(12)	(8)
Free Cash Flow	$47	$37	$309	$156

(1)

For the three and twelve months ended December 31, 2016, amount includes share-based compensation expense which, prior to the spin-off, was included as a component of financing activities on the consolidated statements of cash flows.

HILTON GRAND VACATIONS INC.

SEGMENT REVENUE RECONCILIATION

(in millions)

	Three Months Ended
	December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Real estate sales and financing	$323	$300	$1,239	$1,143
Resort operations and club management	97	88	367	339
Segment revenues	420	388	1,606	1,482
Cost reimbursements	33	32	135	126
Intersegment eliminations	(6)	(5)	(30)	(25)
Total revenues	$447	$415	$1,711	$1,583

HILTON GRAND VACATIONS INC.

SEGMENT EBITDA TO NET INCOME

(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Income	$183	$38	$327	$168
Interest expense	6	3	27	3
Allocated Parent interest expense	—	6	—	26
Income tax (benefit) expense	(103)	27	(16)	125
Depreciation and amortization	8	7	29	24
Interest expense, depreciation and amortization included in equity in earnings from unconsolidated affiliate	1	—	3	—
EBITDA	95	81	370	346
Other loss, net	1	2	—	1
Share-based compensation expense	2	1	15	8
Other adjustment items (1)	3	14	10	35
Adjusted EBITDA	$101	$98	$395	$390

Adjusted EBITDA:
Real estate sales and financing (2)	$96	$86	$359	$336
Resort operations and club management (2)	51	50	204	189
Segment Adjusted EBITDA	147	136	563	525
Adjustments:
Adjusted EBITDA from unconsolidated affiliate	1	—	4	—
License fee expense	(22)	(19)	(87)	(80)
General and administrative (3)	(25)	(19)	(85)	(55)
Adjusted EBITDA	$101	$98	$395	$390
Adjusted EBITDA margin %	22.6%	23.6%	23.1%	24.6%
EBITDA margin %	21.3%	19.5%	21.6%	21.9%

(1)	For the years ended December 31, 2017 and 2016, amounts include $8 million and $30 million, respectively, of costs associated with the spin-off transaction.
(2)	Includes intersegment eliminations and other adjustments.
(3)	Excludes share-based compensation and other adjustment items.

HILTON GRAND VACATIONS INC.

REAL ESTATE SALES MARGIN DETAIL SCHEDULE

(in millions, except Tour Flow and VPG)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Contract sales	$339	$313	$1,275	$1,172
Tour flow	83,910	75,779	330,775	306,141
VPG	$3,854	$3,875	$3,657	$3,596
Owned contract sales mix	45.1%	53.7%	45.6%	43.9%
Fee-for-service contract sales mix	54.9%	46.3%	54.4%	56.1%
Sales of VOIs, net	$142	$149	$548	$508
Adjustments:
Fee-for-service sales (1)	186	145	694	657
Loan loss provision	13	12	58	49
Reportability and other:
Percentage of completion deferrals	1	4	5	5
Fee-for-service sale upgrades	(13)	(8)	(52)	(74)
Other (2)	10	11	22	27
Contract sales	$339	$313	$1,275	$1,172
Sales of VOIs, net	$142	$149	$548	$508
Sales, marketing, brand and other fees	143	117	544	499
Less:
Marketing revenue and other fees	36	35	145	122
Sales revenue	249	231	947	885
Less:
Cost of VOI sales	41	42	148	152
Sales and marketing expense, net (3)	128	118	492	447
Real estate margin	$80	$71	$307	$286
Real estate margin percentage	32.1%	30.7%	32.4%	32.3%

(1)	Represents contract sales from fee-for-service properties on which we earn commissions and brand fees.
(2)	Includes adjustments for revenue recognition, including amounts in rescission and sales incentives.
(3)

Includes revenue recognized through our marketing programs for existing owners and prospective first-time buyers. For the year ended December 31, 2017, we revised our definition of Sales and marketing expense, net to include revenues associated with sales incentives, title service and document compliance revenue to better align with how we evaluate the results of our real estate operations. This adjustment was retrospectively applied to prior period(s) to conform with the current presentation. See Supplemental Information Real Estate Margin on page 16 for additional information.

HILTON GRAND VACATIONS INC.

FINANCING MARGIN DETAIL SCHEDULE

(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Interest income	$35	$31	$132	$122
Other financing revenue	3	3	15	12
Financing revenue	38	34	147	134
Consumer financing interest expense	4	3	20	12
Other financing expense	7	5	23	20
Financing expense	11	8	43	32
Financing margin	$27	$26	$104	$102
Financing margin percentage	71.1%	76.5%	70.7%	76.1%

HILTON GRAND VACATIONS INC.

RESORT AND CLUB MARGIN DETAIL SCHEDULE

(in millions, except for Members and Net Owner Growth)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Members			288,391	269,119
Net Owner Growth (NOG) (1)			19,272	19,219
Net Owner Growth % (NOG%)			7.2%	7.7%
Club management revenue	$36	$32	$99	$92
Resort management revenue	14	13	59	51
Resort and club management revenues	50	45	158	143
Club management expense	7	8	25	23
Resort management expense	4	3	18	13
Resort and club management expenses	11	11	43	36
Resort and club management margin	$39	$34	$115	$107
Resort and club management margin percentage	78.0%	75.6%	72.8%	74.8%

(1)	Net Owner Growth over the last twelve months.

HILTON GRAND VACATIONS INC.

RENTAL AND ANCILLARY MARGIN DETAIL SCHEDULE

(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Rental revenues	$36	$33	$156	$149
Ancillary services revenues	5	5	23	24
Rental and ancillary services revenues	41	38	179	173
Rental expenses	30	23	103	90
Ancillary services expense	4	4	19	23
Rental and ancillary services expenses	34	27	122	113
Rental and ancillary services margin	$7	$11	$57	$60
Rental and ancillary services margin percentage	17.1%	28.9%	31.8%	34.7%

HILTON GRAND VACATIONS INC.

REAL ESTATE SALES AND FINANCING SEGMENT ADJUSTED EBITDA

(in millions)

	Three Months Ended
	December 31,		Year Ended December 31,
	2017	2016	2017	2016
Sales of VOIs, net	$142	$149	$548	$508
Sales, marketing, brand and other fees	143	117	544	499
Financing	38	34	147	134
HOA services	—	—	—	2
Real estate sales and financing segment revenues	323	300	1,239	1,143
Cost of VOI sales	(41)	(42)	(148)	(152)
Sales and marketing	(171)	(162)	(663)	(605)
Financing	(11)	(8)	(43)	(32)
Marketing package sales	(6)	(5)	(29)	(23)
Model unit rental	—	—	(1)	—
Share-based compensation	—	—	2	2
Other adjustment items	2	3	2	3
Real estate sales and financing segment adjusted EBITDA	$96	$86	$359	$336
Real estate sales and financing segment adjusted EBITDA margin percentage	29.7%	28.7%	29.0%	29.4%

HILTON GRAND VACATIONS INC.

RESORT AND CLUB MANAGEMENT SEGMENT ADJUSTED EBITDA

(in millions)

	Three Months Ended
	December 31,		Year Ended December 31,
	2017	2016	2017	2016
Resort and club management	$50	$45	$158	$143
Rental and ancillary services	41	38	179	173
Marketing package sales	6	5	29	23
Model unit rental	—	—	1	—
Resort and club management segment revenue	97	88	367	339
Resort and club management	(11)	(11)	(43)	(36)
Rental and ancillary services	(34)	(27)	(122)	(113)
HOA services	—	—	—	(2)
Share-based compensation expense	(1)	—	2	1
Resort and club management segment adjusted EBITDA	$51	$50	$204	$189
Resort and club management segment adjusted EBITDA margin percentage	52.6%	56.8%	55.6%	55.8%

HILTON GRAND VACATIONS INC.

FORWARD-YEAR ADJUSTED EBITDA RECONCILIATION

(in millions, except share data)

	2018 Low Case	2018 High Case
Contract Sales	6.0%	8.0%
Fee-for-service as % of contract sales	50%	55%

Net Income	$290	$306
Income tax expense	102	108
Pre-tax income	392	414
Interest expense	29	27
Depreciation and amortization	34	32
Interest expense and depreciation and amortization included in equity in earnings from unconsolidated affiliates	5	5
EBITDA	$460	$478
Share-based compensation expense	19	19
Other adjustment items	1	3
Adjusted EBITDA	$480	$500

Adjusted EBITDA	$480	$500
General and administrative	89	87
License fee expense	93	95
Adjusted EBITDA from unconsolidated affiliate	(8)	(9)
Segment EBITDA	$654	$673

Diluted shares	100	100
Earnings per share - diluted	$2.90	$3.06

Cash flow from operating activities (1)	$(215)	$(185)
Non-inventory capex	(60)	(50)
Free Cash Flow	(275)	(235)
Net proceeds from securitization activity	150	160
Adjusted Free Cash Flow	$(125)	$(75)

(1)

Inventory spending, which is included in cash flow from operating activities, is projected to be between $510 million and $530 million.  In addition to ongoing and previously announced projects and initiatives, this amount includes approximately $390 million of anticipated spending on new projects during 2018 that have not yet been announced.

The following table provides supplemental information of the Sales of VOIs for a project under construction in 2017, but will be deferred until 2018 when the project is completed due to the adoption of ASC 606.

(in millions)	2018 Low Case	2018 High Case
Net deferral impact	$(68)	$(68)

HILTON GRAND VACATIONS INC.

DEFINITIONS

EBITDA and Adjusted EBITDA

EBITDA, presented herein, is a financial measure that is not recognized under U.S. GAAP that reflects net income (loss), before interest expense, a provision for income taxes and depreciation and amortization. During the first quarter of 2017, we revised our definition of EBITDA to exclude the adjustment of interest expense relating to our non-recourse debt as a reconciling item to arrive at net income (loss) in order to conform to the presentation of the timeshare industry following the consummation of the spin-off from Hilton. The revised definition was applied to prior period(s) to conform with current presentation. Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) asset dispositions; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) reorganization costs, including severance and relocation costs; (vi) share-based and certain other compensation expenses; (vii) costs related to the spin-off; and (viii) other items.

EBITDA and adjusted EBITDA are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definitions of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We believe that EBITDA and adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA and adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•

EBITDA and adjusted EBITDA do not reflect our interest expense (excluding interest expense on non-recourse debt), or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	EBITDA and adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•	EBITDA and adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	EBITDA and adjusted EBITDA do not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•	EBITDA and adjusted EBITDA do not reflect any cash requirements for future replacements of assets that are being depreciated and amortized;
•	EBITDA and adjusted EBITDA may be calculated differently from other companies in our industry limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Real Estate Metrics

Contract sales represents the total amount of VOI products under purchase agreements signed during the period where HGV has received a down payment of at least 10 percent of the contract price. Contract sales is not a recognized term under U.S. GAAP and should not be considered in isolation or as an alternative to Sales of VOIs, net or any other comparable operating measure derived in accordance with U.S. GAAP. Contract sales differ from revenues from the Sales of VOIs, net that HGV reports in its consolidated statements of operations due to the requirements for revenue recognition as described in Note 2: Basis of Presentation and Summary of Significant Accounting Policies in the Company’s audited consolidated financial statements, as well as adjustments for incentives and other administrative fee revenues. HGV considers contract sales to be an important operating measure because it reflects the pace of sales in HGV’s business.

Developed Inventory refers to VOI inventory source from projects the Company develops.

Fee-for-Service Inventory refers to VOI inventory HGV sells and manages on behalf of fourth-party developers.

Just-in-Time Inventory refers to VOI inventory primarily sourced in transactions that are designed to closely correlate the timing of the acquisition with HGV’s sale of that inventory to purchasers.

NOG or Net Owner Growth represents the year-over-year change in membership.

Real estate margin represents sales revenue less the cost of VOI sales and sales and marketing costs, net of marketing revenue. Real estate margin percentage is calculated by dividing real estate margin by sales revenue. HGV considers this to be an important operating measure because it measures the efficiency of the Company’s sales and marketing spending and management of inventory costs.

Sales revenue represents sale of VOIs, net and commissions and brand fees earned from the sale of fee-for-service intervals.

Tour flow represents the number of sales presentations given at HGV’s sales centers during the period.

Volume per guest (“VPG”) represents the sales attributable to tours at HGV’s sales locations and is calculated by dividing Contract sales, excluding telesales, by tour flow. The Company considers VPG to be an important operating measure because it measures the effectiveness of HGV’s sales process, combining the average transaction price with closing rate.

Free cash flow represents cash from operating activities adjusted for share based compensation, less non-inventory capital spending.

Adjusted free cash flow represents free cash flow less net proceeds from securitization activities.

Resort and Club Management and Rental Metrics

Transient rate represents the total rental room revenue for transient guests divided by total number of transient room nights sold in a given period and excludes room rentals associated with marketing programs, owner usage and the redemption of Club Bonus Points.

SUPPLEMENTAL INFORMATION

REAL ESTATE MARGIN

(in millions)

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Sales of VOIs, net	$118	$143	$145	$142	$548
Sales, marketing, brand and other fees	130	144	127	143	544
Less:
Marketing revenue and other fees	32	43	34	36	145
Sales revenue	216	244	238	249	947
Less:
Cost of VOI sales	33	34	40	41	148
Sales and marketing expense, net (1)	112	120	132	128	492
Real estate margin	$71	$90	$66	$80	$307
Real estate margin percentage	32.9%	36.9%	27.7%	32.1%	32.4%

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Sales of VOIs, net	$115	$114	$130	$149	$508
Sales, marketing, brand and other fees	118	128	136	117	499
Less:
Marketing revenue and other fees	27	28	32	35	122
Sales revenue	206	214	234	231	885
Less:
Cost of VOI sales	38	28	44	42	152
Sales and marketing expense, net (1)	100	112	117	118	447
Real estate margin	$68	$74	$73	$71	$286
Real estate margin percentage	33.0%	34.6%	31.2%	30.7%	32.3%

(1)

Includes revenue recognized through our marketing programs for existing owners and prospective first-time buyers. For the year ended December 31, 2017, we revised our definition of Sales and marketing expense, net to include revenues associated with sales incentives, title service and document compliance revenue to better align with how we evaluate the results of our real estate operations. This adjustment was retrospectively applied to prior period(s) to conform with the current presentation.